EXHIBIT 99.1

UniPixel Announces Public Offering of its Common Stock and Warrants to Purchase Common Stock

For Immediate Release

Contact:
Joe Diaz, Robert Blum, Joe Dorame
Lytham Partners, LLC
602-889-9700
unxl@lythampartners.com

Santa Clara, California – November 23, 2015 – Uni-Pixel, Inc. (NASDAQ: UNXL), today announced that it commenced a public offering of units, each unit consisting of one share of common stock and a warrant to purchase one share of common stock. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The offering will be conducted on a “best efforts” basis, with Roth Capital Partners, LLC serving as the lead placement agent and Ladenburg Thalman serving as co-placement agent.

The offering of the units will be made under the Company’s effective shelf registration statement (File No. 333-200316) declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 10, 2015.  The Company will file a prospectus supplement with the SEC for the offering to which this communication relates. When available, the prospectus supplement and accompanying base prospectus, meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Roth Capital Partners at 888 San Clemente, Newport Beach, CA 92660 or by calling (800) 678-9147 or e-mail at rothecm@roth.com, or by visiting the EDGAR database on the SEC’s web site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About UniPixel
UniPixel, Inc. (NASDAQ: UNXL) develops and markets Performance Engineered Films for the touch screen and flexible electronics markets. The Company's roll-to-roll electronics manufacturing process patterns fine line conductive elements on thin films. The company markets its technologies for touch panel sensor, cover glass replacement, and protective cover film applications under the XTouch™ and Diamond Guard™ brands. For further information, visit www.unipixel.com.

Forward-looking Statements
All statements in this news release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding expectations regarding the completion of the public offering. These statements are based on management’s current expectations. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology. Forward-looking statements involve certain risks and uncertainties, and actual results and the timing of events may differ materially from those discussed or implied in any such statement. These risks include, but are not limited to the satisfaction of the conditions of the closing of the public offering, market conditions and other risks related to UniPixel’s business and operations as are discussed under the heading “Risk Factors” and in other sections of UniPixel’s filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to UniPixel as of the date hereof, and UniPixel assumes no obligation to update any forward-looking statement.